Exhibit 99.2

SANDISK UPDATES ITS BUSINESS OUTLOOK FOR Q3 AND SECOND HALF

SanDisk Publicly Discloses Guidance in Connection with its Public Offering

SUNNYVALE, CALIFORNIA, September 15, 2003, SanDisk Corporation (NASDAQ: SNDK) today updated its business outlook for the quarter ending September 30, 2003 and fiscal year 2003. This announcement was made in connection with SanDisk’s separate announcement today of its intention to make a public offering of its shares under its previously filed shelf registration statement.

Business Outlook

SanDisk disclosed today its expectation of continued strength in demand for its products. Thus far in the September 30, 2003 quarter, SanDisk is experiencing record bookings and a relatively benign pricing environment fostered by apparent industry-wide NAND flash memory capacity shortages. As previously stated, third quarter product revenues are expected to be capped at a level slightly higher than in the second quarter due to NAND flash memory supply constraints. SanDisk is maximizing capacity utilization of its captive sources and purchases from non-captive sources. Product gross margins are expected to be between 28% and 32%. Operating expenses are projected to increase by approximately 12% sequentially.

Full year revenues are currently expected to be $950 million plus or minus a few percentage points. SanDisk expects that its NAND flash supply availability will improve considerably in the fourth quarter, in time for the expected strong year-end sales season.

SanDisk, the world’s largest supplier of flash memory data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

Forward-Looking Statements

This release contains forward-looking statements, including our business outlook, expectations for customer demand, capacity, future revenues, average selling prices, gross margins and operating margins that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: fluctuations in operating results, the significant dependence of our revenues on the timing and magnitude of sales by our distributor and retailer customers through to their customers, changes in consumer buying habits, yields and possible delays in the mass production of .13 micron flash memory wafers for FlashVision at the Yokkaichi facility in Japan, delays in qualification of some new .13 micron product components, any disruption of supply from the Yokkaichi facility and from other sources of wafers or other components of our products (such as but not limited to earthquakes or other natural disasters), future average selling price erosion due to excess industry capacity, current global economic, geo-political and regional security conditions that may adversely impact consumer buying habits, the timely development, internal qualification and customer acceptance of new products that are based on the NAND and NAND/MLC .13 micron flash chips, fluctuations in royalty revenues, business disruption including reduced sales to our customers in the Pacific Rim that may arise from regional issues in Asia, further impairment of our investments in Tower Semiconductor Ltd. and UMC due to any further declines in stock valuations and the other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10-Q for the quarter ended June 30, 2003 and the Annual Report on Form 10-K for the year ended December 31, 2002. Future results may differ materially from those previously reported. Except as required by law, SanDisk assumes no obligation to update the information contained in this release.

Shares Offered Only by the Prospectus

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to in this release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. SanDisk’s shares are offered only by means of its prospectus and related prospectus supplement. Investors are urged to read those documents and the documents that they incorporate by reference carefully in their entirety. Copies of the prospectus and the prospectus supplement, when available, may be obtained from Goldman, Sachs & Co. or Morgan Stanley & Co. Incorporated, New York, New York.

MEDIA CONTACT:	INVESTOR CONTACT:
SanDisk Corporation	SanDisk Corporation
Mike Wong	Lori Barker
(408) 548-0223	(408) 542-9565
mwong@sandisk.com	lbarker@sandisk.com